Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
September 2, 2008	301.986.1800

EAGLEBANK and FIDELITY & TRUST BANK MERGER COMPLETED, RESULTING IN

A $1.4 BILLION EXPANDED FINANCIAL SERVICES ORGANIZATION

BETHESDA, MD. Eagle Bancorp, Inc. (“Eagle”) (Nasdaq: EGBN), the parent company of EagleBank, today announced that the acquisition of Fidelity & Trust Financial Corporation, and the merger of Fidelity & Trust Bank into EagleBank, became effective on August 31, 2008.

As a result of the merger, EagleBank has aggregate assets of approximately $1.4 billion, and loans and deposits each in excess of $1.1 billion. The bank will now have 15 offices in the Washington DC metropolitan area, including 9 in Montgomery County, Maryland, 5 in the District of Columbia and one in Northern Virginia.

“This transaction brings together two banks that have had immense success in the Washington metropolitan region over the last decade,” said Ronald D. Paul, who will remain as Chairman and CEO of Eagle Bancorp and EagleBank. “We are excited to be implementing the best practices of both banks and enhancing our position in the market by providing an expanded capacity to help local businesses grow, including a larger lending limit, and providing our customers with continued access to local decision makers.”

“I have been involved in many mergers before,” said Robert Pincus, former Board Chairman of Fidelity & Trust Bank, who is now Vice Chairman of the combined entity, “and I have never seen two banks that were as compatible in their goals, employee culture and focus as EagleBank and Fidelity. Both banks’ success has been based on delivering superior customer service to the local business community. I am excited about the additional benefits that a larger, stronger EagleBank will provide for our customers.”

At the effectiveness of the acquisition, each share of Fidelity common stock was converted into 0.3894 shares of Eagle common stock.  As a result of the acquisition, Eagle issued 1,638,212 shares of Eagle common stock, not including approximately 196,090 shares of common stock issuable upon the exercise of options to acquire Fidelity common stock, as adjusted in accordance with the Agreement and Plan of Merger. The value of the transaction is $13.1 million as per the terms of the Agreement and Plan of Merger.

As previously announced on July 25, 2008, Eagle plans to declare a 10% stock dividend after the merger, in order that the former Fidelity shareholders would be eligible to receive the dividend.  Eagle expects to establish the record and payables dates for the 10% stock dividend shortly.

About Eagle Bancorp, Inc.

Eagle Bancorp Inc., is the holding company for EagleBank which commenced operations in 1998. The bank is headquartered in Bethesda, Maryland, and conducts full service banking services through fifteen offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia.  The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the

Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.